Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of April 24, 2020 (this “Amendment”), is entered into by and among BRIGHT HORIZONS FAMILY SOLUTIONS LLC, a Delaware limited liability company (the “Borrower”), BRIGHT HORIZONS CAPITAL CORP., a Delaware corporation (“Holdings”), the Loan Parties who have delivered signature pages hereto, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the Lenders referred to below who have delivered signature pages hereto, amends the Credit Agreement, dated as of January 30, 2013, by and among the Borrower, Holdings, JPMCB, as Administrative Agent and L/C Issuer, the lenders party thereto (the “Existing Lenders”) and the other parties party thereto from time to time (as amended and restated as of November 7, 2016, as amended by the Amendment Agreement dated as of May 8, 2017, the Amendment to Credit Agreement dated as of November 30, 2017 and the Third Amendment to Credit Agreement dated as of May 31, 2018, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, (a) certain Existing Lenders have made Term B Loans to the Borrower and (b) certain Existing Lenders have made Revolving Credit Loans and have made the Revolving Credit Commitments to the Borrower (each, an “Existing Revolving Lender”);

WHEREAS, pursuant to Section 2.16 of the Credit Agreement, the Borrower has requested from the Fourth Amendment Incremental Revolving Credit Lenders (as defined below) a Revolving Commitment Increase under the Credit Agreement in an aggregate principal amount of $160,000,000.00;

WHEREAS, the Borrower, the Administrative Agent, the L/C Issuer and the Fourth Amendment Incremental Revolving Credit Lenders desire to amend the Credit Agreement to provide for the Fourth Amendment Revolving Commitment Increase (as defined below), to modify the Applicable Rate applicable to the Revolving Credit Loans and to make other modifications related to the Fourth Amendment Revolving Commitment Increase on the terms and subject to the conditions set forth herein;

WHEREAS, the Borrower, the Administrative Agent, the Fourth Amendment Incremental Revolving Credit Lenders and the Existing Revolving Lenders that execute and deliver a signature page to this Amendment on or prior to the Amendment Effective Date (as defined below) as a “Consenting Revolving Lender” (each, a “Consenting Revolving Lender”), desire to amend the Credit Agreement to provide for the Financial Covenant Amendment (as defined below) on the terms and subject to the conditions set forth herein;

WHEREAS, with respect to this Amendment, JPMCB, BofA Securities, Inc., Barclays Bank PLC and Citizens Bank, National Association have been appointed to act as joint lead arrangers and joint bookrunners (the “Arrangers”).

NOW, THEREFORE, in consideration of the premises and the covenants and obligations contained herein, the parties hereto agree as follows:

SECTION 1.    Rules of Interpretation. The rules of interpretation set forth in Section 1.02 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

SECTION 2.    Incremental Amendment.

(a)         This Section 2 constitutes an “Incremental Amendment” pursuant to Section 2.16 of the Credit Agreement, pursuant to which each Incremental Revolving Credit Lender listed on Schedule 1 hereto (each, a “Fourth Amendment Incremental Revolving Credit Lender”) commits, severally but not jointly, to provide to the Borrower a Revolving Commitment Increase on the Amendment Effective Date in a principal amount equal to the amount set forth opposite such Fourth Amendment Incremental Revolving Credit Lender’s name under the heading “Fourth Amendment Revolving Commitment Increase” on Schedule 1 hereto (the “Fourth Amendment Revolving Commitment Increase”). The aggregate principal amount of the Fourth Amendment Revolving Commitment Increase of all Fourth Amendment Incremental Revolving Credit Lenders as of the date of this Amendment is $160,000,000.00. Effective as of the Amendment Effective Date, each Fourth Amendment Revolving Commitment Increase shall be deemed for all purposes under the Credit Agreement and the Loan Documents a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan.

(b)         Effective as of the Amendment Effective Date, pursuant to Section 2.16(g) of the Credit Agreement, each of the Existing Revolving Lenders shall assign to each of the Fourth Amendment Incremental Revolving Credit Lenders, and each of the Fourth Amendment Incremental Revolving Credit Lenders shall purchase from each of the Existing Revolving Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans (each, a “Fourth Amendment Incremental Revolving Loan”) outstanding on the Amendment Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by Existing Revolving Lenders and Fourth Amendment Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of the Fourth Amendment Revolving Commitment Increase to the Revolving Credit Commitments.

(c)         Effective as of the Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in Annex I hereto (except for the deletions and additions to Section 7.11 of the Credit Agreement, which are referred to herein as the “Financial Covenant Amendment”).

(d)         Each Fourth Amendment Incremental Revolving Credit Lender hereby consents to the amendments set forth in Section 3 of this Amendment.

SECTION 3.    Amendments to Credit Agreement. Effective as of the Amendment Effective Date and immediately after giving effect to the amendments set forth in Section 2, the Credit Agreement is hereby amended to reflect the Financial Covenant Amendment. Each Consenting Lender hereby consents to the amendments set forth in this Section 3.

SECTION 4.    Amendments to Exhibits. Effective as of the Amendment Effective Date and immediately after giving effect to the amendments set forth in Section 2, Exhibit D to the Existing Credit Agreement is hereby replaced with the new Exhibit D as set forth in Exhibit A to this Amendment.

SECTION 5.    Conditions Precedent to the Effectiveness of the Amendment

(a)          This Amendment shall become effective on the date when each of the following conditions precedent shall have been satisfied or waived (the “Amendment Effective Date”):

(i)          [reserved];

(ii)         The Administrative Agent shall have received each of the following, each dated the Amendment Effective Date:

(1)       (i) this Amendment, duly executed by the Borrower, Holdings, each other Loan Party, JPMCB in its capacity as the Administrative Agent and L/C Issuer and as a Consenting Revolving Lender and the Consenting Revolving Lenders and the Fourth Amendment Incremental Revolving Credit Lenders (provided that such Lenders, together with the Consenting Revolving Lenders, constitute the Required Facility Lenders in respect of the Revolving Facility) and (ii) a Revolving Credit Note, executed by the Borrower in favor of each Fourth Amendment Incremental Revolving Credit Lender that has requested a Revolving Note at least three (3) Business Days in advance of the Amendment Effective Date;

(2)      a written opinion of Ropes & Gray LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(3)       certificates of good standings from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party or is to be a party on the Amendment Effective Date; and

(4)       a certificate of a Responsible Officer of the Borrower certifying as to the matters specified in Section 7 (Representations and Warranties) and clauses (a)(iii) and (a)(iv) below;

(iii)         no Default or Event of Default shall exist or would exist after giving effect to this Amendment;

(iv)         the representations and warranties of each Loan Party set forth in Article V of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(v)         the Borrower shall have paid (i) all amounts referred to in Section 8 (Fees and Expenses) of this Amendment that have been invoiced to the Borrower at least three (3)

Business Days prior to the Amendment Effective Date (or as otherwise reasonably agreed by the Borrower); and

(vi)         the Borrower shall have provided to the Administrative Agent at least three (3) days prior to the Amendment Effective Date (or such shorter period as the Administrative Agent may agree in its sole discretion), all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been requested by the Administrative Agent at least six (6) Business Days prior to the Amendment Effective Date.

The Administrative Agent shall notify the Borrower, the Existing Lenders and Fourth Amendment Incremental Revolving Credit Lenders of the Amendment Effective Date and such notice shall be conclusive and binding.

SECTION 6.    Revolving Commitment Increase Request

The Borrower’s execution and delivery of this Amendment to the Administrative Agent shall constitute notice to the Administrative Agent by the Borrower requesting the Fourth Amendment Revolving Commitment Increase pursuant to Section 2.16(a) of the Credit Agreement and, for the avoidance of doubt, shall satisfy such notice requirement set forth in Section 2.16(a) of the Credit Agreement.

SECTION 7.    Representations and Warranties

On and as of the Amendment Effective Date, the Borrower hereby represents and warrants that (a) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to Debtor Relief Laws and general principles of equity (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing, and the Credit Agreement (as amended by this Amendment) constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to Debtor Relief Laws and general principles of equity (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing and (b) no Default or Event of Default shall exist or would exist after giving effect to this Amendment.

SECTION 8.    Fees and Expenses

The Borrower shall pay (a) in accordance with the terms of Section 10.04 of the Credit Agreement all costs and expenses of the Administrative Agent in connection with the preparation, negotiation, syndication, execution and delivery of this Amendment (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto), (b) any other fees separately agreed between the Borrower and the Arrangers or the Lenders and (c) to each Fourth Amendment Incremental Revolving Credit Lender that is a Lender on July 31, 2021 (the “Fourth Amendment Additional Payment Date”) a delayed incremental commitment fee equal to 1.00% of the aggregate principal amount of such Fourth Amendment Incremental Revolving Credit Lender’s Fourth Amendment Revolving Commitment Increase if any Commitments in respect of such Fourth Amendment Incremental Revolving Credit Lender’s Fourth Amendment Revolving Commitment

Increase remain outstanding as of the Fourth Amendment Additional Payment Date, which delayed incremental commitment fee (if any) shall be due and payable in full in cash on the Fourth Amendment Additional Payment Date.

SECTION 9.    Effects on the Credit Agreement and the Loan Documents

(a)           As of the Amendment Effective Date, (i) each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby and (ii) each Person executing this Amendment in its capacity as a Fourth Amendment Incremental Revolving Credit Lender shall become a “Lender” and a “Revolving Credit Lender” under the Credit Agreement for all purposes of the Credit Agreement and the other Loan Documents and shall be bound by the provisions of the Credit Agreement (as amended by this Amendment) as a Lender holding Revolving Credit Commitments and Revolving Credit Loans.

(b)         Except as expressly amended hereby or specifically waived above, all of the terms and provisions of the Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(c)         The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.

(d)         This Amendment shall not extinguish the obligations for the payment of money outstanding under the Credit Agreement or discharge or release the Lien or priority of any Loan Document or any other security therefor or any guarantee thereof. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Credit Agreement or any other Loan Document, all of which shall remain in full force and effect, except as modified hereby. Nothing expressed or implied in this Amendment or any other document contemplated hereby shall be construed as a release or other discharge of any Loan Party under any Loan Document from any of its obligations and liabilities thereunder.

(e)         This Amendment is a Loan Document.

SECTION 10.    Execution in Counterparts

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy, .pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.   Governing Law

This Amendment shall be governed by and construed in accordance with the law of the State of New York.

SECTION 12.   Reaffirmation

Each of Holdings, the Borrower and each other Loan Party hereby (a) reaffirms its obligations under the Credit Agreement and each other Loan Document to which it is a party, in each case as amended by this Amendment, (b) reaffirms all Liens on the Collateral which have been granted by it in favor of the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Loan Documents and (c) acknowledges and agrees that the grants of security interests by and the guarantees of the Loan Parties contained in the Collateral Documents and the Guaranty are, and shall remain, in full force and effect immediately after giving effect to this Amendment.

SECTION 13.   Section Titles

The section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection of any Loan Document immediately followed by a reference in parenthesis to the title of the section of such Loan Document containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such section, the reference to the title shall govern absent manifest error.

SECTION 14.   Notices

All communications and notices hereunder shall be given as provided in the Credit Agreement.

SECTION 15.   Severability

In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 16.   Successors

The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns permitted by the Credit Agreement.

SECTION 17.   Waiver of Jury Trial

EACH PARTY TO THIS AMENDMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AMENDMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AMENDMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AMENDMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, as of the date first written above.

BRIGHT HORIZONS FAMILY SOLUTIONS LLC

By:	/s/ Elizabeth Boland
Name: Elizabeth Boland
Title: Chief Financial Officer

[Bright Horizons – Fourth Amendment to Credit Agreement Signature Page]

BRIGHT HORIZONS CAPITAL CORP.

By:	/s/ Elizabeth Boland
Name: Elizabeth Boland
Title: Chief Financial Officer

BRIGHT HORIZONS LLC
BRIGHT HORIZONS CHILDREN’S CENTERS LLC
CORPORATEFAMILY SOLUTIONS LLC
RESOURCES IN ACTIVE LEARNING
HILDEBRANDT LEARNING CENTERS, LLC

By:	/s/ Elizabeth Boland
Name: Elizabeth Boland
Title: Chief Financial Officer

[Bright Horizons – Fourth Amendment to Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, L/C Issuer, Consenting Revolving Lender and Fourth Amendment Incremental Revolving Credit Lender

By:	/s/ Alicia Schreibstein
Name: Alicia Schreibstein
Title: Executive Director

[Bright Horizons – Fourth Amendment to Credit Agreement Signature Page]

[Lenders signature pages on file with the Administrative Agent]

Schedule 1

FOURTH AMENDMENT INCREMENTAL REVOLVING CREDIT LENDERS

Lender	Fourth Amendment Revolving Commitment Increase

JPMorgan Chase Bank, N.A.	$40,074,073.67

Bank of America, N.A.	$38,814,815.67

Citizens Bank, N.A.	$27,666,666.66

Citicorp North America, Inc.	$25,000,000.00

Wells Fargo Bank, N.A.	$14,222,222.00

Santander Bank, N.A.	$14,222,222.00

TOTAL:	$160,000,000.00

Annex I

See attached.

EXECUTION VERSION

CONFORMED COPY1

as amended by the Amendment Agreement dated as of May 8, 2017,

~~and~~ the Amendment to Credit Agreement dated as of November 30, 2017,

~~and as amended pursuant to the~~ Third Amendment to Credit Agreement dated as of May 31, 2018 and as amended pursuant to the Fourth Amendment to Credit Agreement to be dated ~~May 31~~April 24, ~~2018~~2020

CREDIT AGREEMENT

Dated as of January 30, 2013,

as amended and restated as of November 7, 2016

among

BRIGHT HORIZONS FAMILY SOLUTIONS LLC,

as Borrower,

BRIGHT HORIZONS CAPITAL CORP.,

as Holdings,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

L/C Issuer, Joint Lead Arranger and Joint Bookrunner,

THE OTHER LENDERS PARTY HERETO,

BARCLAYS BANK PLC AND

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

GOLDMAN SACHS BANK USA,

HSBC BANK USA, NATIONAL ASSOCIATION,

ING CAPITAL LLC,

MIZUHO BANK, LTD. AND

ROYAL BANK OF CANADA,

as Co-Documentation Agents

[1]	NOT A LEGAL DOCUMENT. TO BE CERTAIN OF THE TERMS OF THE AMENDED AND RESTATED CREDIT AGREEMENT AND THE AMENDMENT THERETO, PLEASE REFER TO THE EXECUTION COPIES OF SUCH DOCUMENTS.

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

Section 1.01.	Defined Terms	1

Section 1.02.	Other Interpretive Provisions	56

Section 1.03.	Accounting Terms	~~56~~57

Section 1.04.	Rounding	~~56~~57

Section 1.05.	References to Agreements, Laws, Etc	57

Section 1.06.	Times of Day	57

Section 1.07.	Timing of Performance	57

Section 1.08.	Currency Equivalents Generally	57

Section 1.09.	Change of Currency	58

Section 1.10.	Cumulative Growth Amount Transactions	58

Section 1.11.	Pro Forma and Other Calculations	58

Section 1.12.	Limited Condition Transactions	60

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		~~60~~61

Section 2.01.	The Loans	~~60~~61

Section 2.02.	Borrowings, Conversions and Continuations of Loans	~~61~~62

Section 2.03.	Letters of Credit	~~63~~64

Section 2.04.	Swing Line Loans	71

Section 2.05.	[Reserved]	~~73~~74

Section 2.06.	Prepayments	~~73~~74

Section 2.07.	Termination or Reduction of Commitments	~~83~~84

Section 2.08.	Repayment of Loans	~~84~~85

Section 2.09.	Interest	85

Section 2.10.	Fees	~~85~~86

iii

Section 2.11.	Computation of Interest and Fees	87

Section 2.12.	Evidence of Indebtedness	87

Section 2.13.	Payments Generally	~~87~~88

Section 2.14.	Sharing of Payments	~~89~~90

Section 2.15.	Extension of Term Loans; Extension of Revolving Credit Loans	90

Section 2.16.	Incremental Borrowings	~~93~~94

Section 2.17.	Refinancing Amendments	99

Section 2.18.	Defaulting Lenders	100

ARTICLE III TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY		~~101~~102

Section 3.01.	Taxes	~~101~~102

Section 3.02.	Illegality	~~104~~105

Section 3.03.	Inability to Determine Rates	105

Section 3.04.	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans	106

Section 3.05.	Funding Losses	107

Section 3.06.	Matters Applicable to All Requests for Compensation	~~107~~108

Section 3.07.	Replacement of Lenders under Certain Circumstances	108

Section 3.08.	Survival	~~109~~110

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		110

Section 4.01.	Conditions of Initial Credit Extension	110

Section 4.02.	Conditions to All Credit Extensions	110

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~110~~111

Section 5.01.	Existence, Qualification and Power; Compliance with Laws	~~110~~111

Section 5.02.	Authorization; No Contravention	111

Section 5.03.	Governmental Authorization; Other Consents	111

Section 5.04.	Binding Effect	~~111~~112

Section 5.05.	Financial Statements; No Material Adverse Effect	~~111~~112

Section 5.06.	Litigation	112

Section 5.07.	No Default	112

Section 5.08.	Ownership of Property; Liens	112

Section 5.09.	Environmental Compliance	112

Section 5.10.	Taxes	113

Section 5.11.	ERISA Compliance	113

Section 5.12.	Subsidiaries; Equity Interests	~~113~~114

Section 5.13.	Margin Regulations; Investment Company Act	~~113~~114

Section 5.14.	Disclosure	114

Section 5.15.	Intellectual Property; Licenses, Etc	114

Section 5.16.	Solvency	~~114~~115

Section 5.17.	Subordination of Junior Financing	~~114~~115

Section 5.18.	Labor Matters	~~114~~115

Section 5.19.	Perfection, Etc	~~114~~115

Section 5.20.	USA PATRIOT Act and OFAC	115

ARTICLE VI AFFIRMATIVE COVENANTS		~~115~~116

Section 6.01.	Financial Statements	~~115~~116

Section 6.02.	Certificates; Other Information	~~116~~117

Section 6.03.	Notices	118

Section 6.04.	Payment of Taxes	~~118~~119

Section 6.05.	Preservation of Existence, Etc	~~118~~119

Section 6.06.	Maintenance of Properties	~~118~~119

Section 6.07.	Maintenance of Insurance	~~118~~119

Section 6.08.	Compliance with Laws	119

Section 6.09.	Books and Records	119

Section 6.10.	Inspection Rights	~~119~~120

Section 6.11.	Covenant to Guarantee Obligations and Give Security	~~119~~120

Section 6.12.	Compliance with Environmental Laws	~~121~~122

Section 6.13.	Further Assurances	~~121~~122

Section 6.14.	Designation of Subsidiaries	~~122~~123

Section 6.15.	Maintenance of Rating	123

Section 6.16.	Use of Proceeds	123

ARTICLE VII NEGATIVE COVENANTS		~~123~~124

Section 7.01.	Liens	~~123~~124

Section 7.02.	Investments	~~126~~127

Section 7.03.	Indebtedness	~~129~~130

Section 7.04.	Fundamental Changes	~~135~~136

Section 7.05.	Dispositions	~~136~~137

Section 7.06.	Restricted Payments	~~138~~139

Section 7.07.	Change in Nature of Business	~~141~~142

Section 7.08.	Transactions with Affiliates	142

Section 7.09.	Burdensome Agreements	~~142~~143

Section 7.10.	[Reserved]	~~143~~144

Section 7.11.	Financial Covenant	~~143~~144

Section 7.12.	Accounting Changes	~~143~~144

Section 7.13.	Prepayments, Etc. of Indebtedness	~~144~~145

Section 7.14.	Holding Company	~~144~~145

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		145

Section 8.01.	Events of Default	145

Section 8.02.	Remedies Upon Event of Default	147

Section 8.03.	Exclusion of Immaterial Subsidiaries	~~147~~148

Section 8.04.	Application of Funds	~~147~~148

Section 8.05.	Borrower’s Right to Cure	~~148~~149

ARTICLE IX ADMINISTRATIVE AGENT AND OTHER AGENTS		~~149~~150

Section 9.01.	Appointment and Authorization of Agents	~~149~~150

Section 9.02.	Delegation of Duties	~~150~~151

Section 9.03.	Liability of Agents	~~150~~151

Section 9.04.	Reliance by Agents	~~150~~151

Section 9.05.	Notice of Default	~~151~~152

Section 9.06.	Credit Decision; Disclosure of Information by Agents	~~151~~152

Section 9.07.	Indemnification of Agents	~~151~~152

Section 9.08.	Agents in their Individual Capacities	~~152~~153

Section 9.09.	Successor Agents	~~152~~153

Section 9.10.	Administrative Agent May File Proofs of Claim	~~153~~154

Section 9.11.	Collateral and Guaranty Matters	~~153~~154

Section 9.12.	Cash Management Obligations and Secured Hedge Agreements	~~154~~155

Section 9.13.	Other Agents; Arrangers and Managers	~~154~~155

Section 9.14.	Appointment of Supplemental Administrative Agents	~~155~~156

ARTICLE X MISCELLANEOUS		~~155~~156

Section 10.01.	Amendments, Etc	~~155~~156

Section 10.02.	Notices and Other Communications; Facsimile Copies	~~159~~160

Section 10.03.	No Waiver; Cumulative Remedies	~~160~~161

Section 10.04.	Attorney Costs, Expenses and Taxes	~~161~~162

Section 10.05.	Indemnification by the Borrower	~~161~~162

Section 10.06.	Payments Set Aside	~~162~~163

Section 10.07.	Successors and Assigns	163

Section 10.08.	Confidentiality	~~169~~170

Section 10.09.	Setoff	~~170~~171

Section 10.10.	Interest Rate Limitation	~~170~~171

Section 10.11.	Counterparts	~~170~~171

Section 10.12.	Integration	171

Section 10.13.	Survival of Representations and Warranties	~~171~~172

Section 10.14.	Severability	~~171~~172

Section 10.15.	Execution of Assignments and Certain Other Documents	~~171~~172

Section 10.16.	GOVERNING LAW	~~171~~172

Section 10.17.	WAIVER OF RIGHT TO TRIAL BY JURY	~~172~~173

Section 10.18.	Binding Effect	~~172~~173

Section 10.19.	Lender Action	173

Section 10.20.	USA PATRIOT Act	~~173~~174

Section 10.21.	No Advisory or Fiduciary Responsibility	~~173~~174

Section 10.22.	Intercreditor Agreement	~~173~~174

Section 10.23.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~174~~175

Section 10.24.	Currency Indemnity	~~174~~175

SCHEDULES

1.01B	Certain Security Interests and Guarantees
2.01	Commitments
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(f)	Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of January 30, 2013, and as amended and restated as of November 7, 2016 by the Incremental and Amendment and Restatement Agreement (as defined below) (this “Agreement”), among BRIGHT HORIZONS FAMILY SOLUTIONS LLC, a Delaware limited liability company (the “Borrower”), BRIGHT HORIZONS CAPITAL CORP., a Delaware corporation, JPMORGAN CHASE BANK, N.A., as Administrative Agent and L/C Issuer and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower, Bright Horizons Capital Corp., the Lenders, GOLDMAN SACHS BANK USA, as Administrative Agent, Swing Line Lender, L/C Issuer, Joint Lead Arranger and Joint Bookrunner, entered into the Credit Agreement dated as of January 30, 2013 (as amended by Amendment No. 1 dated as of November 19, 2014, as supplemented by the Incremental Joinder dated as of December 9, 2014, as amended by the Extension and Incremental Amendment dated as of January 26, 2016, and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Borrower, Bright Horizons Capital Corp., the Lenders, Goldman Sachs Bank USA, as existing Administrative Agent, L/C Issuer and Swing Line Lender, and JPMorgan Chase Bank, N.A., as successor Administrative Agent and L/C Issuer, have entered into the Incremental and Amendment and Restatement Agreement, dated as of November 7, 2016 (the “Incremental and Amendment and Restatement Agreement”), pursuant to which (i) the Effective Date Term B Lenders (as defined below) agreed to make Effective Date Term B Loans (as defined below) in an aggregate principal amount of $925,000,000 on the Amendment and Restatement Effective Date (as defined below), (ii) the Delayed Draw Term B Lenders (as defined below) agreed to make Delayed Draw Term B Loans (as defined below) in an aggregate principal amount of up to $200,000,000 on the Delayed Draw Funding Date (as defined below), (iii) the Borrower agreed to use the proceeds of such Effective Date Term B Loans to, among other things, prepay in full the outstanding principal amount of the Existing Term Loans (as defined in the Incremental and Amendment and Restatement Agreement), together with any accrued but unpaid interest and fees thereon and (iv) the parties thereto have agreed, subject to the terms and conditions thereof, to amend and restate the Existing Credit Agreement to be in the form hereof.

As of the Amendment and Restatement Effective Date, the Existing Credit Agreement will be amended and restated in the form of this Agreement in accordance with the Incremental and Amendment and Restatement Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01.       Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2008 Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of May 28, 2008 (as amended by Amendment No. 1 to Credit and Guaranty Agreement, dated as of July 14, 2011, among the Borrower, Holdings, General Electric Capital Corporation, as administrative agent, and the lenders and the

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“Alternative Currency Loans” means any Loan denominated in an Alternative Currency.

“Amendment and Restatement Effective Date” means the date on which each of the conditions specified in Section 4(a) of the Incremental and Amendment and Restatement Agreement occur or have been waived, which date is November 7, 2016.

“Amendment Effective Date” means the date on which the conditions specified in Section 5 of the Repricing Amendment were satisfied (or waived in accordance with the terms thereof), which date is November

30, 2017.

“Applicable Discount” has the meaning specified in Section 2.06(a)(iv)(C)(2).

“Applicable Rate” means a percentage per annum equal to:

(a)       with respect to Term B Loans, (A) for Eurocurrency Rate Loans, 1.75% and (B) for Base Rate Loans, 0.75%;

(b)       with respect to unused Revolving Credit Commitments and the commitment fee therefor, (i) until delivery of financial statements for the first full fiscal quarter of the Borrower ending after the ~~Refinancing~~Fourth Amendment Effective Date, ~~0.325~~0.50%, ~~and~~ (ii) thereafter until but not including the fiscal quarter ending June 30, 2021, the percentages per annum set forth in the table below, based upon the Consolidated First Lien Gross Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) and (iii) beginning with the fiscal quarter ending June 30, 2021, the percentages per annum set forth in the table below, based upon the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated First Lien Gross Leverage Ratio or Consolidated First Lien Net Leverage Ratio	Commitment Fee for unused Revolving Credit Commitments

1	Greater than 2.50:1.00	~~0.325%~~0.50%

2	Less than or equal to 2.50:1.00	0.30%;

(c)       with respect to Revolving Credit Loans and Letter of Credit fees (i) prior to delivery of financial statements for the first full fiscal quarter of the Borrower ending after the Fourth Amendment Effective Date, (A) for Eurocurrency Rate Loans, ~~1.75~~2.25%, (B) for Base Rate Loans, ~~0.75~~1.25% and (C) for Letter of Credit fees, 1.75% ~~and~~, (ii) thereafter until but not including the fiscal quarter ending June 30, 2021, the following percentages per annum set forth in the table below, based upon the Consolidated First Lien Gross Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) and (iii) beginning with the fiscal quarter ending June 30, 2021, the percentages per annum set forth in the table below, based upon the Consolidated First Lien Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated First Lien Gross Leverage Ratio or Consolidated	Eurocurrency Rate for Revolving Base Rate for Revolving Credit Credit Loans and Letter of Credit Loans

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	First Lien Net Leverage Ratio	fees

1	Greater than 2.50:1.00	~~1.75%~~2.25%	~~0.75%~~1.25%

2	Less than or equal to 2.50:1.00	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated First Lien Gross Leverage Ratio or Consolidated First Lien Net Leverage Ratio, as applicable, shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Administrative Agent or the Required Lenders, the highest Pricing Level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the relevant Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each Joint Lead Arranger in its capacity as a Joint Lead Arranger under this Agreement and each Joint Bookrunner in its capacity as a Joint Bookrunner under this Agreement.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E-1.

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.06(a)(iv); provided that the Borrower

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shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of each of December 31, 2015, 2014 and 2013, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the Borrower and its Subsidiaries for the fiscal years ended December 31, 2015, 2014 and 2013, respectively, as any of the foregoing may have been restated prior to the date hereof.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Incremental Amount” has the meaning specified in Section 2.16(d)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurocurrency Rate for a Eurocurrency Rate Loan denominated in Dollars with a one-month Interest Period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that the Base Rate with respect to a Term B Loan that bears interest based on the Base Rate will be deemed not to be less than 1.75% per annum. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Base Rate due to a change in the “prime rate”, the Federal Funds Rate or the Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the “prime rate”, the Federal Funds Rate or the Eurocurrency Rate, respectively. If an alternate rate of interest is being used pursuant to Section 3.03(b), then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above and in such circumstance the Base Rate will be deemed not to be less than ~~0.00~~0.75% per annum with respect to Revolving Credit Loans.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bona Fide Debt Fund” means any bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity; provided, however, in no event shall (x) any natural person or (y) Holdings, the Borrower or any Subsidiary thereof be a Bona Fide Debt Fund.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

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(ii)    any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in a prior period, in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries.

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets and other assets, and investments in debt and equity securities pursuant to GAAP, (b) stock-based awards compensation expense including, but not limited to, non-cash charges, expenses or write-downs arising from stock options, stock appreciation or other similar rights, restricted stock or other equity incentive programs, and (c) other non-cash charges, expenses or write-downs (provided that if any non-cash charges, expenses and write-downs referred to in this paragraph represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Consolidated First Lien Debt” means, as of any date of determination, any Indebtedness described in clause (a) of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary, but excluding any such Indebtedness in which the applicable Liens are junior to the Liens securing the Obligations.

“Consolidated First Lien Net Debt” means, as of any date of determination, (a) any Indebtedness described in clause (a) of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary, but excluding any such Indebtedness in which the applicable Liens are junior to the Liens securing the Obligations minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), 7.01(l), 7.01(bb) (to the extent pari passu with or junior to the Liens securing the Obligations), 7.01(cc) and 7.01(dd) and clauses (i) and (ii) of Section 7.01(t)) included in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date; provided that for purposes of determining the Consolidated First Lien Net Leverage Ratio for purposes of Sections 2.16(d)(iv) and 7.03(u) only, any cash proceeds of any Incremental Facility proposed to be drawn thereunder or Incremental Equivalent Debt proposed to be incurred will not be considered cash or Cash Equivalents under clause (b) hereof and the full amount of any Incremental Revolving Credit Commitments proposed to be established shall be deemed to be Indebtedness outstanding on such date.

“Consolidated First Lien Gross Leverage Ratio” means, with respect to any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date to (b) Consolidated EBITDA for the most recent Test Period. For purposes of this definition, for the avoidance of doubt, Consolidated EBITDA as used in this definition will be calculated without giving effect to any revenue-related addbacks relating to the COVID-19 virus outbreak.

“Consolidated First Lien Net Leverage Ratio” means, with respect to any date of determination, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated EBITDA for the most recent Test Period. For purposes of this definition, for the avoidance of doubt, Consolidated EBITDA as used in this definition will be calculated without giving effect to any revenue-related addbacks relating to the COVID-19 virus outbreak.

“Consolidated Interest Expense” means, for any period, the sum of (i) the interest expense (including that attributable to Capitalized Leases), net of interest income, of the Borrower and the Restricted

(iii) with respect to any Borrowing of Eurocurrency Rate Loans denominated in Euros for any Interest Period, (a) the rate per annum appearing on the Reuters screen page that displays the Euro interbank offered rate as administered by the Banking Federation of the European Union (or any other Person that takes over the administration of such rate) for a deposit in Euro (currently page EURIBOR 01) (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period, at approximately 11:00 a.m. (Brussels time) on the date that is two (2) Business Days prior to the commencement of such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” shall be the interest rate per annum reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in Euros are offered for such relevant Interest Period to major banks in the Euro interbank market in Brussels, Belgium by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two (2) Business Days prior to the beginning of such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D);

provided that the Eurocurrency Rate will be deemed not to be less than (i) with respect to Term B Loans, 0.75% per annum (the “LIBOR Floor”) and (ii) with respect to Revolving Credit Loans and unused Revolving Credit Commitments, ~~0.00~~0.75% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)      the sum, without duplication, of:

(i)        Consolidated Net Income,

(ii)         depreciation, amortization and other non-cash charges and expenses incurred during such period, to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges and expenses representing an accrual or reserve for potential items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii)         decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions and non-ordinary course Dispositions by the Borrower and the Restricted Subsidiaries completed during such period),

(iv)         an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v)         an amount equal to all cash received for such period on account of any net non-cash gain or income from Investments deducted in a previous period pursuant to clause (b)(iv)(B) below in this definition, and

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit R hereto (which agreement in such form or with changes immaterial to the interests of the Lenders thereto the Administrative Agent is authorized to enter into) together with any changes material to the interests of the Lenders thereto, which such changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof.

“Foreign Casualty Event” has the meaning specified in Section 2.06(b)(x).

“Foreign Disposition” has the meaning specified in Section 2.06(b)(x).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary which is not a Domestic Subsidiary.

“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of April 24, 2020, among Holdings, the Borrower, the other Loan Parties party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer.

“Fourth Amendment Effective Date” means the date on which the conditions specified in Section 5 of the Fourth Amendment were satisfied (or waived in accordance with the terms thereof), which date is April 24, 2020.

“Fourth Amendment Incremental Revolving Credit Lender” has the meaning specified in the Fourth Amendment.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“FSHCO” means any Domestic Subsidiary (including a disregarded entity for U.S. federal income tax purposes) substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs (held directly or through Subsidiaries).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one (1) year from the date of its creation or matures within one (1) year from such date that is renewable or extendable, at the option of such Person, to a date more than one (1) year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with

“Returns” means, with respect to any Investment, any repayments, interest, returns, profits, distributions, proceeds, fees and similar amounts actually received in cash or Cash Equivalents (or actually converted into cash or Cash Equivalents) by the Borrower or any of the Restricted Subsidiaries; provided that, with respect to any Investment permitted under Section 7.02, the aggregate amount of repayments, interest, returns, profits, distributions, proceeds, fees and similar amounts constituting Returns shall not exceed the original amount of such Investment made pursuant to such Section.

“Revaluation Date” means (a) with respect to any Revolving Credit Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) each date of the commencement of a new Interest Period with respect to an Alternative Currency Loan pursuant to Section 2.02, (iii) each date that is three Business Days before an Interest Payment Date with respect to an Alternative Currency Loan and (iv) such additional dates as the Administrative Agent shall reasonably determine or as shall reasonably be required by the Required Revolving Lenders with respect to such Class of Revolving Credit Loans; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, renewal or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any Letter of Credit denominated in an Alternative Currency having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by any L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) with respect to an Alternative Currency Letter of Credit, each date that is the first Monday following the fourth Saturday of each month or, if such date is not a Business Day, the next succeeding Business Day and (v) such additional dates as the Administrative Agent or any applicable L/C Issuer shall reasonably determine or the Required Revolving Lenders shall reasonably require.

“Revolver Extension Request” has the meaning specified in Section 2.15(b).

“Revolver Extension Series” has the meaning specified in Section 2.15(b).

“Revolving Commitment Increase” has the meaning specified in Section 2.16(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 10.07(b)). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $~~225,000,000~~385,000,000.00 as of the ~~Extension and Incremental~~Fourth Amendment Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, at any time, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans at such time and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts for such purpose between the applicable currencies until the next Revaluation Date to occur.

(b)      Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 and above of a unit being rounded upward), as determined by the Administrative Agent or the relevant L/C Issuer, as the case may be.

(c)      Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two (2) Business Days later).

(d)      For purposes of determining the Consolidated First Lien Net Leverage Ratio, Consolidated First Lien Gross Leverage Ratio, the Total Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

(e)      Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(f)      For the avoidance of doubt, in the case of a Loan denominated in an Alternative Currency, all interest shall accrue and be payable thereon based on the actual amount outstanding in such Alternative Currency (without any translation into the Dollar Equivalent thereof).

Section 1.09.      Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.10.      Cumulative Growth Amount Transactions. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Growth Amount immediately prior to the taking of such action, the permissibility of the taking of such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.11.      Pro Forma and Other Calculations.

(a)      Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated First Lien Net Leverage Ratio, Consolidated First Lien Gross Leverage Ratio, the Consolidated Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, and Interest Coverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA or Total Assets shall be calculated in the manner prescribed by this Section 1.11; provided, that notwithstanding anything to the contrary in clauses (b), (c) (d) or (e) of this Section 1.11, when calculating the Consolidated First Lien Net Leverage Ratio or Consolidated First Lien Gross Leverage Ratio for purposes of the definition of “Applicable Rate”, for purposes of Section 2.06(b)(i) and Section 7.11 (other than for the purpose of determining pro forma compliance with Section 7.11), the events described in this Section 1.11 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) (it being understood that for purposes of determining pro forma compliance with Section 7.11, if (i) no Test Period with an applicable level cited in Section 7.11 has passed, the applicable level shall be the level for the first Test Period cited in Section 7.11 with an indicated level and (ii) all Test Periods with an applicable level cited in Section 7.11 have passed, the applicable level shall be the level for the last Test Period cited in Section 7.11 with an indicated level). For purposes of determining pro forma compliance with the Financial Covenant at a time when a Compliance Event has not occurred or is continuing, such determination shall be made as though the Financial Covenant is in effect at the relevant time.

(b)      For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.11) that have been made (i) during the applicable Test Period or (ii) if applicable as described in clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction, but excluding, for purposes of calculating Total Assets, any decrease in cash and Cash Equivalents as a result of any such Specified Transactions constituting a Restricted Payment or repayment of Indebtedness) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.11, then such financial ratio or test (or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.11.

(c)      Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests (and in respect of any subsequent pro forma calculations in which such Specified Transaction or cost savings, operating expense reductions and synergies are given pro forma effect) and during any applicable subsequent Test Period)

are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(b), (i) (j), (l), (m), (p), (s), (t)(i), (t)(ii), (u) and (z) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to property interests, rights or the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (h)(A) or (x) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(h)(A) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Section 7.01 or 7.02, and limited to such cash or deposits; and (xiii) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligations or ability to make any payments required hereunder.

Section 7.10.       [Reserved].

Section 7.11.       Financial Covenant. Permit the Consolidated First Lien Net Leverage Ratio or Consolidated First Lien Gross Leverage Ratio, as applicable, as of the last day of the most recent Test Period to be greater than the ratio set forth below in respect of the last day of such Test Period set forth below (the “Financial Covenant”):

Consolidated First Lien Gross Leverage Ratio
Fiscal Year	March 31	June 30	September 30	December 31
2020	N/A	6.00:1:00	7.50:1.00	8.00:1.00
2021	7.50:1:00	N/A	N/A	N/A

Consolidated First Lien Net Leverage Ratio
Fiscal Year	March 31	June 30	September 30	December 31
2017	N/A	5.00:1.00	5.00:1.00	5.00:1.00
2018	5.00:1.00	4.75:1.00	4.75:1.00	4.75:1.00
2019	4.75:1.00	4.75:1.00	4.75:1.00	4.75:1.00
2020	4.75:1.00	~~4.50:1.00~~N/A	~~4.50:1.00~~N/A	~~4.50:1.00~~N/A
2021	~~4.50:1.00~~N/A	4.25:1.00	4.25:1.00	4.25:1.00
2022	4.25:1.00	4.25:1.00	N/A	N/A

The provisions of this Section 7.11 are for the benefit of the Revolving Credit Lenders only and the Required Facility Lenders may amend, waive or otherwise modify this Section 7.11 or the defined terms used solely for purposes of this Section 7.11 or waive any Default resulting from a breach of this Section 7.11 without the consent of any Lenders other than the Required Facility Lenders in accordance with the provisions of Section 10.01(j).

writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clauses (g), (h) (in the case of clause (h), to the extent permitted by Section 2.16) or (i) below, which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities, as applicable) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the other applicable Loan Party, as the case may be, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, modification, supplement, waiver or consent shall:

(a)      extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)      postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Sections 2.08 or 2.09 (other than pursuant to Section 2.09(b)) without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of Consolidated First Lien Net Leverage Ratio, Consolidated First Lien Gross Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio, or, in each case, in the component definitions thereof, shall not constitute a reduction in any amount of interest;

(c)      reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of Total Net Leverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated First Lien Gross Leverage Ratio, Consolidated Senior Secured Net Leverage Ratio or Interest Coverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)      change any provision of this Section 10.01, the definition of “Required Lenders”, “Required Facility Lenders” or “Pro Rata Share” or Sections 2.07(c), 8.04 or 2.14 without the written consent of each Lender directly and adversely affected thereby (it being understood that each Lender shall be directly and adversely affected by a change to the “Required Lenders” or “Pro Rata Share” definitions);

(e)      other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)      other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(g)      amend, waive or otherwise modify any term or provision (including the waiver of any conditions set forth in Section 4.02 as to any Credit Extension under one or more of the Revolving Credit Facility, a given Class of Incremental Revolving Credit Commitments, a given Extension Series of Extended Revolving Credit Commitments or a given Class of Other Revolving Credit Commitments) which directly affects Lenders under one or more of the Revolving Credit Facility, a given Class of

Exhibit A

See attached.

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of January 30, 2013 (as amended and restated as of November 7, 2016, as amended by the Amendment Agreement dated as of May 8, 2017, the Amendment to Credit Agreement dated as of November 30, 2017, the Third Amendment to Credit Agreement dated as of May 31, 2018 and the Fourth Amendment to Credit Agreement dated as of April 24, 2020 and as further amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Bright Horizons Family Solutions LLC (the “Borrower”), Bright Horizons Capital Corp., as Holdings, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and L/C Issuer and the other agents and parties party thereto (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1.

[Attached hereto as Exhibit A is the consolidated balance sheet of [the Borrower and its Subsidiaries][1] as of December 31, 20[    ] and related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP,[2] which report and opinion is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) a prospective Event of Default with respect to the Financial Covenant, (y) in the case of the Term Lenders, an actual Event of Default with respect to the Financial Covenant or (z) the impending maturity of any Indebtedness, including the Loans under the Credit Agreement).][3] [Attached hereto as Exhibit [A-1] is unaudited consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or a direct or indirect parent thereof), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a stand-alone basis, on the other hand.]4]

2.

[Attached hereto as Exhibit A is the consolidated balance sheet of [the Borrower and its Subsidiaries][5] as of [                    ] and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. These present fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.][6] [Attached hereto as Exhibit [A-1] is unaudited consolidating information that explains in reasonable detail the differences between the information relating to

1 May be financial statements of Holdings (or any direct or indirect parent thereof).

2 May be any other independent registered public accounting firm of nationally recognized standing.

3 Bracketed language to be deleted if financial statements are filed with the SEC and a link to such filing is posted on the Borrower’s website.

4 Include if audited financial statements are those of Holdings (or any direct or indirect parent thereof).

5 May be financial statements of Holdings (or any direct or indirect parent thereof).

6 Bracketed language to be deleted if financial statements are filed with the SEC and a link to such filing is posted on the Borrower’s website.

Holdings (or a direct or indirect parent thereof), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a stand-alone basis, on the other hand.]7]

3.	To my knowledge, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, no Default has occurred and is continuing.[8]

4.

[Attached hereto as Exhibit B are the unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the consolidated financial statements attached as Exhibit A hereto.]

5.	[Attached hereto as Schedule 1 is a calculation of the Consolidated First Lien Net Leverage Ratio as of the end of the most recent Test Period.][9]

6.	[Attached hereto as Schedule 2 is a calculation of the Consolidated First Lien Gross Leverage Ratio as of the end of the most recent Test Period.][10]

7.	[Attached hereto as Exhibit [C] is the information required to be delivered pursuant to Section 6.02(d)(ii).][11]

8.	[Attached hereto as Exhibit [D] are detailed calculations setting forth Excess Cash Flow.][12]

9.

[Attached as Exhibit [E] is an update of the information required pursuant to Section [3.03(c)] of the Security Agreement][There has been no change in respect of the information required pursuant to [Section 3.03(c)] of the Security Agreement since [the Closing Date][the date of the last annual Compliance Certificate.]][13]

*             *             *

7 Insert if applicable financial statements are those of Holdings (or any direct or indirect parent thereof).

8 If this certification cannot be made, attach an Annex A setting forth details of such Default and stating what action the Borrower has taken and proposes to take with respect thereto.

9 To be included for purposes of calculating the Applicable Rate (beginning with the fiscal quarter ending June 30, 2021), the applicable percentage of Excess Cash Flow and for purposes of compliance with the Financial Covenant (beginning with the fiscal quarter ending June 30, 2021).

10 To be included for purposes of calculating the Applicable Rate and for purposes of compliance with the Financial Covenant, in each case, until but not including the fiscal quarter ending June 30, 2021.

11 To be included only in the annual compliance certificate.

12 To be included only in the annual compliance certificate.

13 To be included only in the annual compliance certificate.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this      day of                     .

BRIGHT HORIZONS FAMILY SOLUTIONS LLC

By:
Name:
Title:

[Compliance Certificate]

Exhibit A

Consolidated Financial Statements

Exhibit B

Unaudited Consolidating Financial Statements

Exhibit C

[(1)	List each Restricted Subsidiary: [ ]

(2)	List each Unrestricted Subsidiary: [ ]][14]

[There has been no change in the identity of Restricted and Unrestricted Subsidiaries since [the Closing Date] [the date of the last Compliance Certificate].]15

14 Only required to list Restricted and Unrestricted Subsidiaries if there has been a change since the later of the Closing Date and the date of the last Compliance Certificate.

15 Use this language if there has not been a change in Restricted or Unrestricted Subsidiaries since the later of the Closing Date and the date of the last Compliance Certificate.

Exhibit D

Excess Cash Flow

Exhibit E

Schedule 1

Consolidated First Lien Net Leverage Ratio

Schedule 2

Consolidated First Lien Gross Leverage Ratio